Exhibit 21.1

                         Subsidiaries of the Registrant


Danpen, Inc.                                          Delaware

Danskin Sports, Inc.                                  Delaware

Danskin Canada, Inc.                                  Quebec, Canada

Danskin Assemblies De Mexico S.A. de C.V.             Mexico

Custom Collection, Inc.                               Delaware